Exhibit 10.51
Kevin Ryan
Re: Retention Bonus
Dear Kevin:
This Retention Bonus Agreement (this “Agreement”) establishes the terms of your retention bonus opportunity with Better HoldCo, Inc. its subsidiaries or assigns (“Better,” “we,” “us”). We consider your continued service and dedication to Better essential to our business. To incentivize you to remain employed with Better, we are pleased to offer you a retention bonus, approved by the Better Holdco, Inc. Board of Directors, as described in this Agreement.
In recognition of your continued service with Better from now and until December 1,2026, (the “Retention Period”), we are offering you a retention bonus in the form of a forgivable loan in the amount of $6,000,000 with a 3.5% compounding annual interest rate (the “Retention Bonus”). The terms and conditions of the issuance, forgiveness and repayment of the Retention Bonus are detailed below.
1. Eligibility
In order to be eligible to receive and retain the entirety of the Retention Bonus, you must (a) be actively employed by Better on the last day of the Retention Period; and (b) remain in compliance with the employee handbook, as determined by Better in its sole discretion, and not be part of any corrective action process, from the date of this Agreement through the end of the Retention Period.
2. Retention Bonus
If you are eligible to receive the Retention Bonus and sign and return this Agreement within 7 days of receiving this Agreement, the Company shall provide you with a loan in the amount of $6,000,000 secured by a Promissory Note (the “Note”) containing the following terms:
a.    The annual compounding interest rate will be 3.5%;
b.    25% of the original principal and compounded interest will be forgivable on each of the following dates (the “Forgiveness Dates”) if you are actively employed by Better and remain in good standing on each of these dates: i. December 1, 2023; ii. December 1, 2024; iii. December 1, 2025; and iv. December 1, 2026;
c.    The outstanding principal and interest will be forgiven should any of the following events, as defined by Better in its sole discretion, occur: i. your death; ii. your termination by Better as part of a reduction in force; iii, the elimination or substantial reduction of your role; iv. a change in control at Better; v. Better files for bankruptcy or becomes insolvent; or vi. your termination by Better without cause; and

d.    Any outstanding principal and interest will be due in full twenty-four (24) months from the date of either: i. your voluntary separation from the Company; or ii. your termination by Better for cause.
3. Termination
You acknowledge that if your employment with Better ends before the end of the Retention Period because you resign or if you are terminated for cause such as misconduct in violation of the Employee Handbook as determined by Better in its sole discretion, you agree to re-pay to Better the Retention Bonus on the terms described above in section 2(d).
4. Effect on Other Benefits
You acknowledge that payment of the Retention Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, retirement benefits, matching contributions or similar payments, to the extent any are applicable.
5. Assignment
The obligation to pay the Retention Bonus is solely that of Better, provided that Better may assign its obligations to any entity that succeeds to Better’s business. You may not assign your right to receive the Retention Bonus.
6. No Right to Continued Employment
The grant of this Retention Bonus opportunity does not give you any right to continue your employment relationship with Better or its subsidiaries or assigns, and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you. You are, and will remain, an at-will employee.
7. Governing Law
The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the State of New York, without regard to conflicts of law principles.
8. Understandings
This Agreement contains all of the understandings and representations between Better and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any such retention bonus.
9. Modification
No provision of this Agreement may be modified, altered or amended, except by collective agreement between Better’s General Counsel and you in writing.We hope that this arrangement encourages your continued commitment to Better. If you accept the terms of this Agreement, please sign below in the space provided.

Very truly yours,
BETTER HOLDCO, INC.

By:	/s/ Paula Tuffin
Paula Tuffin, General Counsel/Chief
Compliance Officer

Agreed to and accepted by:

/s/ Kevin Ryan
Kevin Ryan

Date:
8/18/2022